Exhibit 14

SOUTHERN MISSOURI BANCORP, INC.
CODE OF CONDUCT AND ETHICS
This Code of Conduct and Ethics (this "Code") has been adopted by the Board of Directors of Southern Missouri Bancorp, Inc. to detail the standards of ethical business and personal conduct for Southern Missouri Bancorp, Inc. and its subsidiaries (the "Company"). Unless otherwise noted, this Code applies to all the members of the board of directors, officers and team members of the Company (collectively, the "Team Members" and each, individually, a "Team Member"). This Code replaces all previous codes of conduct and ethics of The Company and shall be effective as of July 19, 2016.
This Code is intended to deter wrongdoing and promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in documents the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in all other public communications made by the Company;
•	Compliance with applicable governmental laws, rules and regulations;
•	Prompt internal reporting to designated persons of violations of this Code; and
•	Accountability for adherence to this Code.
This Code applies to all directors, officers and team members of the Company. This Code applies to all team member decisions and activities within the scope of employment, or when representing the Company in any capacity. The Company expects honest and ethical conduct in all aspects of our business from all directors, officers and team members. A director or officer serves as an example for other team members and is expected to foster a culture of transparency, integrity and honesty. Directors and officers should encourage team members to apply the Code to their daily activities and decisions, and to seek guidance from the appropriate individuals when additional information or explanation is needed. A principal aspect of our business is the trust and confidence of our customers. With this principle in mind, all directors, officers, and team members must ensure that honesty and integrity are among the Company's highest priorities. Any violation of the Code may result in disciplinary action, up to and including termination of employment.
1.0 PRINCIPLES AND GUIDELINES
The most important personal aspect of every bank is the trust and confidence of its depositors and customers. Southern Bank's reputation for integrity has been built by the individuals who work here now, and who have worked here in the past. A good reputation is a fragile thing which must be earned on a continuing basis by conducting all of our affairs in a fair and honest way, complying not only with the letter, but also with the spirit of the law.
This Code is meant to guide each of you in dealing with certain business decisions. This Code does not provide a detailed description of all Company policies and it in no way limits or restricts the applicability of any provision of any other Company policy. Team members are expected to be aware of all other Company policies and conduct themselves in accordance with such policies at all times. In cases of conflict and/or question, you should seek guidance of the President/CEO or the Human Resources Director.

The foundation of our Code consists of basic standards of business as well as personal conduct: (a) honesty and candor in our activities, (b) avoidance of conflicts between personal interests and the interest of Southern Bank, or even the appearance of such conflicts, (c) maintenance of our reputation and avoidance of activities which might reflect adversely on the Company, and (d) integrity in dealing with Company assets.
Our Values
•	Because we value the trust of our shareholders, we will seek to provide a sound return on investment, without placing capital at undue risk.

•	Because we value the opportunity to serve our customers, we will seek to provide the best service at reasonable costs. We will seek to expand our relationship with our customers such that we provide for all their banking needs.

•	Because we value the service provided by our team members, we will seek to provide competitive compensation and benefits, opportunities for professional development and career advancement, and a positive work environment.

•	Because we value the communities in which we operate, we will seek to advance their economic, social, and educational well-being.

•	Because we value the opportunity to operate as a chartered and insured financial institution, we will seek to operate in a safe and sound manner that does not put depositor funds at risk, and honors both the spirit and letter of consumer protection regulations.
2.0 COMPLIANCE
To ensure continuing observance of this Code, the Board of Directors requires that Team Members periodically review these guidelines and sign a statement acknowledging their understanding and adherence (Exhibit A). New Team Members will sign a statement at the time of hiring (Exhibit B). Notwithstanding the statement, Team Members should promptly report any breach or possible breach of this Code as outlined in Section 9.0 of this Code. Strict adherence to the principles of this Code is a condition of continued employment.
All directors, officers, and team members of the Company are expected to understand, respect, and strive to comply with both the spirit and the letter of the laws, regulations, policies and procedures that apply to them in their position(s) with the Company. The Company is committed to:
•	Maintaining a safe and healthy work environment;
•	Promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors unrelated to the Company's business interests;
•	Supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;
•	Conducting its activities in compliance with all applicable environmental laws;

•	Prohibiting any illegal payments to any government officials or political party representatives of any country; and
•	Complying with all rules and regulations of the Company's primary federal and state regulators and other applicable regulatory authorities that govern the Company's activities.
If you need additional explanation regarding a particular provision of the Code, or if you need guidance in a specific situation, including whether a conflict or potential conflict of interest may exist, please contact your immediate supervisor.  If you are uncomfortable speaking to your immediate supervisor, or if you require additional guidance after having consulted with your supervisor, you are encouraged to contact the Company's Human Resources Department.
3.0 CONFIDENTIAL INFORMATION
Confidentiality is a fundamental principle of the financial services business. In the course of performing their duties, directors, officers and team members of the Company may acquire confidential information. Confidential information includes all non-public information that might be of use to competitors or be harmful to the Company or its customers, if disclosed. Confidential information, in any form, obtained through business or personal contacts with customers, prospective customers, suppliers, or other team members shall be used solely for the Company's purposes. Directors, officers and team members shall maintain the confidentiality of all information entrusted to them by the Company, its customers, suppliers or other business partners, except when disclosure is authorized or is legally required. To avoid inadvertent disclosure of confidential information, directors, officers and team members shall not discuss confidential information with, or in the presence of, any unauthorized persons, including family members and friends.
Confidential information includes:
•	Information marked with legends such as "confidential", "private", "for internal use only";
•	The identity of customers and potential customers and their personal, business and financial information;
•	Non-public business and financial information of the Company;
•	Information related to, including the identity of, potential candidates for mergers and acquisitions;
•	Technical information relating to current and future products, services or research;
•	Business or marketing plans or projections;
•	Personnel information;
•	Vendor and customer lists;
•	Communications by, to and from regulatory agencies;
•	Certain communications with or from attorneys for the Company, whether internal or external and
•	Other non-public information that, if disclosed, might be of use to the Company's competitors, or harmful to the Company or its vendors, customers or other business partners.

Some confidential information is also material non-public information within the meaning of the federal securities laws. Material non-public information is information regarding the Company that has not been publicly disclosed and that a reasonable person would consider important in deciding whether to buy, sell or hold the Company's securities. Trading the Company's securities while in possession of material non-public information or disclosing such information to others who may in turn trade on the basis of that information could result in substantial civil and criminal penalties for all persons involved. The Company has a separate Insider Trading Policy applicable to all directors, officers and team members.
4.0 PERSONAL FINANCES
4.1 Financial Responsibility
Individuals working within the Financial Industry are often looked to by customers as financial advisors. Because of this nature of the financial business, you are held to a higher standard in handling your personal financial responsibilities. Your personal financial situation (including maintenance of deposit accounts, payment of debts, management of assets, etc.), if improperly maintained, could undermine your credibility and that of the Company.  Every Team Member of the Company is expected to manage his/her personal finances in a manner consistent with his/her position. Team Members shall exercise prudence in making personal investments and shall avoid situations that might influence the Team Member's judgment in affairs involving Southern Bank.  A Team Member should never process transactions on his/her own account.
4.2 Borrowing
Team Members are not permitted to borrow from customers or suppliers of the Company, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, terms, security, repayment terms, and the like. This prohibition does not preclude borrowing from anyone related to the Team Member by blood or marriage.
Loans to directors and executive officers shall be made in accordance with Regulation O and in compliance with Southern Bank's loan policy. Loans to Team Members other than directors and executive officers shall be made in compliance with Southern Bank's loan policy.
4.3 Inheritances
Inheritance under wills or trusts from customers who are not family members could appear to be the result of a personal dealing by a Team Member. If you discover you are about to be named as a beneficiary under a will or trust of a non-family member, you should consult with the President/CEO or the Human Resources Director prior to accepting.
4.4 Business Opportunities Outside of the Company
Directors, officers, and team members must not compete with the Company, profit or otherwise take advantage from inside information, or take business opportunities that are within the line of business conducted by the Company. Nor may they divert such information or opportunities to others. They must not use Company property or information, or their position with the Company, for personal gain. Directors, officers and team members have a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.
5.0 CONFLICTS OF INTEREST
Directors, officers, and team members have an obligation to avoid conflicts of interest including the appearance of a potential for a conflict of interest, involving the Company and its business.
A potential conflict of interest arises when a director, officer or team member has an interest in any matter that could affect, or appear to affect, his judgment in fulfilling his responsibilities to the Company. A potential conflict of interest may also arise when they are in a position to influence a Company decision that may result in financial or other personal gain for them or their immediate family. For purposes of this Code, immediate family members include spouses, domestic partners, parents, children, siblings, grandparents, parents-in-law, brothers and sisters-in-law, sons and daughters-in-law, and any other relative or person living in the same household.
For example, conflict situations can arise when a director, officer or team member:
•	Is a consultant to or a director, officer or team member of an outside business:
o	That markets products or services in competition with the Company's current or potential products and services;
o	That supplies products or services to the Company; or
o	That purchases products or services from the Company;
•	Has any financial interest, including stock ownership, in any such outside business that might create, or could reasonably be expected to give rise to, a conflict of interest, excluding ownership of securities that are listed on a securities exchange or trade in the over the counter market and that represent less than 1% of the issuer's outstanding voting securities or ownership of securities held in a portfolio of securities, such as a mutual fund. In making personal investments, all directors, officers and team members should be guided by a keen awareness of potential conflict. In addition, personal investments should not influence a director's, officer's or team member's judgment or action in the conduct of the Company's business;
•	Seeks or accepts any personal loan or service from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective business; is a consultant to or a director, officer or team member of an outside business if the demands of the outside business would interfere significantly with the director's, officer's or team member's responsibilities with the Company;
•	Accepts any personal loan or guarantee of obligations from Southern Bank, except to the extent such arrangements are legally permissible;
•	Conducts business on behalf of the Company with immediate family members; or

•	Uses the Company's property, information or position for personal gain. In this regard, confidential information about the Company and its customers and suppliers acquired by directors, officers and team members in the course of their duties is to be used solely for the Company's purposes, and not as a basis for personal investment by directors, officers and team members or their immediate families.
In and of themselves, not all conflicts of interest are inherently improper. In many cases, it is the manner in which an individual and the Company deal with the conflict that determines the propriety of the action and conduct. Thus, any team member who becomes aware of a conflict or potential conflict of interest with respect to his or her work with the Company, or any material transactions or relationships that could be expected to give rise to a conflict of interest, or appearance of a conflict of interest, shall disclose such situations in writing to his or her supervisor so that appropriate safeguards can be established to protect all parties. Directors and executive officers should make such disclosures to the Southern Missouri Bancorp Chief Executive Officer or to the Chairman of the Audit Committee, who is responsible for communicating such disclosures to appropriate parties and reporting them at the next meeting of the Southern Missouri Bancorp, Inc. Board of Directors.
If any team member or director has an interest in any matter or transaction to be brought before the Board of Directors, that person must:
•	Disclose to the board the existence, nature and extent of the interest and all pertinent facts related to the matter or transaction under consideration;
•	Leave the room and refrain from participating in the board's discussion of the matter or transaction; and
•	Abstain from voting on the matter or transaction (for directors). The director must not be present for the vote, and the absence and abstention must be recorded in the minutes.
Outside Activities
Outside activities that might constitute a conflict of interest or interfere with performance, or compromise a director's or team member's position, are to be avoided. Team member activities such as full-time outside employment; the rendering of investment, legal or accounting services; membership on corporate boards of directors; seeking of an elective political position; or appointment to government bodies should be reviewed and approved by the Southern Missouri Bancorp, Inc. Chief Executive Officer prior to undertaking such activities to ensure that such activities will not interfere or otherwise conflict with the fulfillment of the team member's duties to the Company. Any such activities that are proposed to be conducted by the Chief Executive Officer should be reviewed and approved by the Southern Missouri Bancorp, Inc. Board of Directors. As in the past, we continue to encourage active participation on the part of directors, officers and team members in service clubs and organizations fostering the betterment of the community, and the active use of various social memberships in maintaining a proper image of our organization within the community.

Preferential Treatment in Providing Services
Every customer and team member is entitled to respect, courtesy and equality. Team members must provide the highest level of professionalism and service on a consistent and equal basis. The following are guidelines on how to avoid preferential treatment of certain individuals or businesses.
•	Team members must avoid favoring the interests of certain customers, suppliers or other team members. All standard practices, policies and procedures apply to all similarly situated individuals and the general public.
•	Team members must avoid giving preferential treatment to a director, officer, team member, customer, supplier or others because of a personal relationship.
•	Team members must avoid the appearance of, or actual preferential treatment for themselves, relatives or business associates. Team members may not be involved in Company matters regarding their own business or the business of their relatives or business associates. This includes, without limitation, involvement in the approval of loans to these parties. In such situations, team members should have an unrelated and uninvolved team member handle the matter.
Policy Regarding Acceptance of Gifts – Bribery
Federal law prohibits any director, officer, team member, agent or attorney of the Company, or any affiliate, from corruptly soliciting or accepting anything of value from anyone if there is an intent that such persons will be influenced or rewarded in connection with the Company's business or information that such persons may have about the Company.
There are a number of instances where a director, officer, team member, agent, or attorney of the Company may accept something of value from one doing or seeking to do business with the Company without risk of corruption or breach of trust.  Such exceptions may include:
•	Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those between the parents, children or spouse of a Company official) where the circumstances make it clear that it is those relationships rather than the business of the Company which are the motivating factors;
•	Acceptance of meals, refreshments, entertainment, accommodations or travel arrangements (of reasonable value) in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;
•	Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Company officials, such as home mortgage loans, except where prohibited by law;
•	Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;
•	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

•	Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or birthday;
•	Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.
Team members must disclose circumstances not identified above on a case by case basis to the Chief Financial Officer (or designee) with written disclosure of all relevant facts.  The Chief Financial Officer is responsible for assessing the situation to ensure it does not pose a threat to the integrity of the Company, and for maintaining records of all disclosures made in accordance with this Code. Any situation that may have a significant impact on the Company's integrity must also be reviewed by the Southern Missouri Bancorp, Inc. Chief Executive Officer. Directors and executive officers should make such disclosures to the Southern Missouri Bancorp, Inc. Chief Executive Officer for evaluation.
6.0 HUMAN RESOURCES
In addition and as a supplement to our existing human resources policies, we require the following:
6.1 General
Generally, the Company encourages Team Member participation in civic, charitable and professional organizations and political activities to the extent that such activities do not interfere with the Team Members' job performance. Occasional time off to participate in these activities may be asked for and granted by the Team Member's supervisor with approval from the appropriate member of Senior Management/Department Head.
6.2 Outside Business Interests
It is not the purpose or the intent of Southern Bank to monitor or control any Team Members' life or activities away from the workplace. However, it is important to understand during working hours, your time should be devoted 100% to the Company. If you maintain other employment outside of Company work hours, it is important for management to be informed to prevent possible conflicts of interest and to ensure that job performance at the Company is not adversely affected.
No Company Team Member is to have an outside business interest or other employment that could reflect unfavorably upon or adversely affect the good name of Southern Missouri Bancorp, Inc. or Southern Bank.
Team members are required to disclose outside business interest on the Code Affirmation annually (Exhibit A).
6.3 Political Activities
Team members who run for office must represent themselves as individual citizens and must not represent the Company in any way in carrying out public duties. Team members who consider running for or accepting public office should notify the President/CEO as soon as possible. The essential purpose of the Company's policy is to prevent a conflict or even the appearance of a conflict between employment and the officeholder's performance of duties.

To avoid the appearance of sponsorship, the Company may not be identified in mailed material, advertisements, or campaign literature. In addition, Company property may not be used for campaigning or other political purposes except at the discretion of Management. For example, use of Southern Bank personnel, stationery, postage or mailing service is prohibited.
6.4 Ethical Conduct
It is the Company's policy to ensure equal employment opportunity for all, regardless of age, sex, race, religion, color, national origin, marital status, disability, status as a covered veteran, or any other protected status in accordance with applicable federal, state and local laws - and to deal with customers and prospective customers on a nondiscriminatory basis.
If you supervise others, you are directly responsible for implementing this Code. In addition, all Team Members are expected to maintain a business environment free of offense, harassment, and intimidation.
6.5 Sexual Harassment
In keeping with the Company's continued commitment to fair and equal treatment of all Team Members, the Company maintains and enforces a policy against sexual harassment. Under this policy, it is the responsibility of every supervisor to see that Team Members are not subjected to any form of sexual harassment.
6.6 Legal Advice
In many cases, discussions with customers lead to a request that the Team Member make statements which many relate to the legality or illegality of a proposed transaction. The Company recognizes the exclusive authority of attorneys to practice law or give advice. Therefore, extreme care must be exercised in discussions with customers and Team Members; nothing should be said or written that might be interpreted as the giving of legal advice.
6.7 Customer Recommendations
As a matter of policy, Team Members are not to recommend attorneys, accountants, insurance brokers or agents, stockbrokers, real estate agents and the like to customers unless, in every case, several names are given without indicating favoritism.
6.8 Fiduciary Relationships
Team Members may not accept appointment as an administrator, trustee, personal representative, conservator, or any similar fiduciary capacity without prior approval of the President/CEO, except when the Team Member acts:
•	at the request of the Company
•	as a fiduciary on an account of their own family

6.9 Fidelity Coverage
Team Members of the Company are covered by a corporate fidelity bond. The Company cannot continue to employ anyone who ceases to be eligible for this coverage. Coverage under the terms of our bond ceases as to anyone who has been found to have committed any dishonest or fraudulent act.
6.10 Media Inquiries
As a publicly traded financial institution, from time to time, Company Team Members may be approached by reporters and other members of the media. In order to ensure that we speak with one voice and provide accurate information about the company, all media inquiries should be directed to the President/CEO or the Director of Marketing. No one may issue a press release without first consulting with the President/CEO or the Director of Marketing.
7.0 FINANCIAL INTEGRITY AND COMPANY RECORDS
The Company relies on our accounting records to produce reports for our management, shareholders, creditors, governmental agencies, and others. We are committed to maintaining books and records that accurately and fairly reflect our financial transactions. Each Team Member must maintain accurate and fair records of transactions, time reports, expense accounts and other business records. You also must comply with any applicable record retention policy of the Company.

In this respect, the following guidelines must be followed:
•	No undisclosed or unrecorded funds or assets may be established for any purpose.
•	Assets and liabilities of the Company must be recognized and stated in accordance with our standard practices and Generally Accepted Accounting Principles ("GAAP").
•	No false or artificial entries may be made or misleading reports issued.
•	No false or fictitious invoices may be paid or created.
•	No information may be concealed from internal auditors or independent auditors.
Special emphasis is placed on compliance with this Section by the members of the Board of Directors of Southern Missouri Bancorp, Inc., the named executive officers, other senior officers and persons performing similar functions.
If you believe that our books and records are not being maintained in accordance with these requirements, you should report the matter immediately pursuant to Section 9.0.
8.0 SECURITIES LAW
8.1 Disclosures and Public Communications
The Company is committed to full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications. All Team Members have responsibility to ensure that false or intentionally misleading information is not given in the filings with the Commission or in public communications by the Company.

Special emphasis is placed on compliance with this Section by the members of the Board of Directors of Southern Missouri Bancorp, Inc., the named executive officers, other senior officers and persons performing similar functions.
If you believe that incomplete, false or intentionally misleading information has been given in the securities filings or public communications of Southern Missouri Bancorp, Inc., or that a Team Member has engaged in insider trading, you should report the matter immediately pursuant to Section 9.0.
8.2 Trading In Company Securities
Southern Bank is committed to compliance with relevant securities law regarding trading in Southern Missouri Bancorp, Inc. securities by insiders.  No director, officer, or team member aware of material information relating to the Company that has not been available to the public for at least three full trading days may trade in stock of the Company, directly or indirectly, nor may they disclose such information to any other person. Any information, positive or negative, is material if it might be of significance to an investor in determining whether to purchase, sell, or hold stock of the Bank. Information may be significant for this purpose even if it would not alone determine the investor's decision. Examples include a potential business acquisition, internal information about revenues, earnings, or other aspects of financial performance, which departs in any way from what the market would expect based upon prior disclosures, important business developments, the acquisition or loss of a major customer, or an important transaction. This list is merely illustrative.  When material information is publicly announced, transactions in the stock may occur after a lapse of three full trading days. Therefore, if an announcement is made before the commencement of trading on a Monday, a director, officer, or team member that had access to the information may trade in the stock starting on the Thursday of that week, because three full trading days would have elapsed by then (all of Monday, Tuesday and Wednesday), subject to the restricted trading periods limitation discussed below. If the announcement is made on Monday after trading begins, team members, officers and directors may not trade in Southern Missouri Bancorp, Inc., stock until Friday, subject to the restricted trading periods limitation discussed below. Questions about when trading may commence following an announcement should be addressed to the Bank's Chief Executive Officer.
The prohibition against trading on inside information generally reflects the requirements of law as well as this policy.  The Company has a separate Insider Trading Policy applicable to all directors, officers and team members.
8.3 Other Prohibitions
In the course of your employment or service as a director, you may become aware of material non-public information about other public companies, such as customers or other companies with which the Company has business dealings. You are prohibited from trading in the securities of any other public company at a time when you are in possession of material non-public information about such company.
Improper disclosure of material non-public information to another person who trades in the stock (so-called "tipping") is also a serious legal offense by the tipper and a violation of the terms of this Code. If you disclose information about Southern Missouri Bancorp, Inc., or information about any other public company which you acquire in connection with your employment or service as a director with the Bank, you may be responsible legally for the trading of the person receiving the information from you (your

"tippee") and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment or service as a director and to refrain from trading while in possession of such information, you must take utmost care not to discuss confidential or non-public information with family members, friends, or others who might abuse the information by trading in securities, or by passing the information to others who would do so.
8.4 Limitation on Certain Trading Activities
Team Members, officers and directors are encouraged to own stock of Southern Missouri Bancorp, Inc., as a long-term investment at levels consistent with their individual financial circumstances and risk-bearing abilities (since ownership of any security entails risk). However, team members, officers and directors may not trade in puts, calls, or similar options on stock of Southern Missouri Bancorp, Inc., or "sell stock short." You may exercise any vested stock options granted to you by the Bank at any time; provided, however, that if in connection with the exercise, you are simultaneously selling some of the option shares or surrendering shares you already own in payment of the exercise price, the exercise may not occur during a restricted period or at any other time when you are aware of material non-public information (unless done pursuant to a pre-approved Rule 10(b)5-1 trading plan).
Standing orders, except those used in connection with pre-approved Rule 10(b)5-1 trading plans, should be used only for a brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information.
To avoid any appearance of impropriety, you are strongly discouraged from repeatedly trading into and out of holdings of Company securities. Such "churning" can create any appearance of wrongdoing, even if not based on material non-public information.
Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. If a margin sale or foreclosure sale occurs at a time when the borrower is aware of material non-public information, insider trading liability could result. Accordingly, if you hold Southern Missouri Bancorp, Inc., securities in a margin account or otherwise pledge securities as collateral for a loan, you should be aware that doing so carries with it the risk of insider trading liability if you fail to meet a margin call or if you default on the loan.

8.5 Consequence of Violation
The Company considers strict compliance with this policy and the Insider Trading Policy to be a matter of utmost importance. Violation of this section of this policy could cause extreme embarrassment and possible legal liability to you and to Southern Missouri Bancorp, Inc. Knowing or willful violations of this section will be cause for immediate termination of employment. Violation of this section might expose the violator to severe civil and criminal penalties (including imprisonment). The monetary damages flowing from a violation could be three times the profit realized by the violator.

8.6 Resolving Doubts
If you have any doubt as to your responsibilities under this section, seek clarification and guidance before you act from the Chief Executive Officer of Southern Missouri Bancorp, Inc., who may consult with the Bank's legal counsel. Do not try to resolve uncertainties on your own.
9.0 DISCLOSURE AND REPORTING VIOLATIONS
The discovery of any event which is questionable, fraudulent, or illegal in nature or which is in violation of this Code should immediately be reported. Reporting of Code violations can be made directly through the Company's Audit Committee Chairman:
Charles Love
1650 West Harper St.
Poplar Bluff, MO  63901
(573) 785-6438
When a report is made through the Audit Committee Chairman, the Team Member may elect to disclose personal identifying information or to remain anonymous.
If the Team Member prefers to speak with someone directly about concerns, they may discuss the issue with his/her direct supervisor, the Human Resources Officer, the Internal Auditor or the President/CEO. The supervisor receiving a report should disclose the concern to the Human Resources Officer, the Internal Auditor or the President/CEO as appropriate based on the nature of the concern.
If any Team Member is not satisfied with the response from any level of management or is reluctant to share the concern with any member of Executive Management, the Team Member should document the irregularity in a letter to the Chair of the Company's Audit Committee, addressed in care of the Corporate Secretary.
Failure to report such events constitutes a violation of this Code and may result in punishment, including the punishments outlined in Section 10.0.
Team Members can discuss their concerns without fear of any form of retaliation. When a Team Member reports a violation of the Code through the established procedures, the:
•	Team Member will be treated with respect.
•	Team Member's concerns will be taken seriously. If the Team Member's concerns are not resolved at the time of his/her report, he/she will be informed of the outcome.
•	Team Member will not be required to disclose his/her identity (when contacting the Audit Committee Chairman).
•	Team Member's communications will be protected to the greatest extent possible.
•	Team Member will not be penalized or made subject to any corrective action as a result of good faith reporting of suspected violations.

10.0 CODE VIOLATIONS
We take the provisions of this Code very seriously, and we will treat any violations of the Code accordingly. A failure by any Team Member to comply with applicable laws, rules or regulations governing our business, this Code or any other Company policies or requirements may result in prompt disciplinary action up to and including, where appropriate, suspension or termination of employment. Any disciplinary action taken by Company does not waive the Company's right to take appropriate legal action or to assist any local, state, or Federal law enforcement agency in the prosecution of Team Members who violate the laws and agreements covered in this Code. The Company will not be obligated to reimburse Team Members for any fines or legal costs incurred by them or on their behalf.
11.0 WAIVERS OF THE CODE AND DISCLOSURE
Except as provided in the next sentence, any waiver of the Code for Team Members must be made by the President/CEO. Any waiver of the Code for the members of the Board of Directors of Southern Missouri Bancorp, Inc. or its Chief Executive Officer, Chief Financial Officer, and persons performing similar functions may be made only by the Audit Committee of the Board of Directors.
All requests for waivers will be considered on a case-by-case basis. All waivers of this Code for the members of the Board of Directors of Southern Missouri Bancorp, Inc. and its Chief Executive Officer, Chief Financial Officer, and persons performing similar functions shall be promptly disclosed to the public as may be required by applicable laws, rules and regulations.
12.0 CODE SHALL BE PUBLICLY AVAILABLE
This Code, and any amendments or supplements hereto, shall always be available on our website at www.bankwithsouthern.com.

EXHIBIT A

CODE OF CONDUCT & ETHICS

ANNUAL AFFIRMATION FORM & INFORMATION UPDATE

As part of the standards set forth within the Code of Conduct and Ethics (the "Code") of Southern Missouri Bancorp, Inc. and its subsidiaries, I am reporting the following information regarding my employment:

Update of Additional Official Positions Held

 Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I do not presently hold a position as director, officer, partner, or other official position in any additional business or professional enterprise.

☐	In addition to my position with Southern Bank, I do presently hold a position as director, officer, partner, or other official position in the following business(es) and/or professional enterprise(s):

Name and Address of Corporation or Firm	Official Capacity Held	Percent of Ownership or Interest	Income or Fees Past 12 Months

❖	Please attach a separate memorandum if more space is needed.
❖	If a position is held solely for the purpose of representing Southern Missouri Bancorp, Inc., please state this fact.

Update of Outside Business Activity and/or Employment
Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I am not presently engaged in any other outside business activity, nor do I have any other outside employment.

☐	In addition to my position with Southern Bank, I am presently engaged in the following outside business activity and/or outside employment:

Business Activity of Employer	Capacity	Hours of Work (per week)

Affirmation of Non-Violation
If in agreement with the following statement, please place a check-mark in the space provided.

☐	I am not now, nor have I been during the past year, in violation of any of the following sections of the Code or I have received a written waiver from the President:

	Confidential Information	Financial Integrity and Company Records

	Personal Finances	Securities Law Disclosures

	Conflicts of Interest	Disclosure and Reporting Violations

Human Resources
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I affirm that the information provided above is correct.  I also affirm that I received a copy of or have been given the opportunity to review the Code of Conduct and Ethics and the Insider Trading Policy of Southern Missouri Bancorp, Inc. and its subsidiaries, and that I agree to conform to each of the various standards set forth therein.

__________________________________________	______________________________
Team Member Signature	Date

__________________________________________
Printed Name

EXHIBIT B

CODE OF CONDUCT & ETHICS

RECEIPT ACKNOWLEDGEMENT FORM & INFORMATION DISCLOSURE

Acknowledgement of Receipt of Code of Conduct and Ethics and Insider Trading Policy

I acknowledge receipt of a copy of the Code of Conduct and Ethics, dated July 19, 2016, and the Insider Trading Policy, dated July 19, 2016, of Southern Missouri Bancorp, Inc. and its subsidiaries.  I have read and understood the document and agree to conform to each of the various standards set forth therein.

__________________________________________	______________________________
Team Member Signature	Date

__________________________________________
Printed Name
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As part of the standards set forth within the Code of Conduct and Ethics (the "Code") of Southern Missouri Bancorp, Inc. and its subsidiaries, I am reporting the following information regarding my employment:

Additional Official Positions Held

Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I do not presently hold a position as director, officer, partner, or other official position in any additional business or professional enterprise.

☐	In addition to my position with Southern Bank, I do presently hold a position as director, officer, partner, or other official position in the following business(es) and/or professional enterprise(s):

Name and Address of Corporation or Firm	Official Capacity Held	Percent of Ownership or Interest	Income or Fees Past 12 Months

❖	Please attach a separate memorandum if more space is needed.
❖ If a position is held solely for the purpose of representing Southern Missouri Bancorp, Inc., please state this fact.

Outside Business Activity and/or Employment
Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I am not presently engaged in any other outside business activity, nor do I have any other outside employment.

☐	In addition to my position with Southern Bank, I am presently engaged in the following outside business activity and/or outside employment:

Business Activity of Employer	Capacity	Hours of Work (per week)